Registration No. 33-_____

       SECURITIES AND EXCHANGE COMMISSION
              Washington, DC 20549

                    FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

Massachusetts                                 04-2731202
(State or other jurisdiction of            (IRS Employer
incorporation or organization)           Identification No.)

360 Second Avenue, Waltham, Massachusetts         02154
(Address of principal executive offices)        (Zip Code)

CTC Communications Corp. 1996 Stock Option Plan
             (Full title of Plan)

Robert J. Fabbricatore, Chief Executive Officer
           CTC Communications Corp.
               360 Second Avenue
          Waltham, Massachusetts 02174
     (Name and address of agent for service)

                (617) 466-8080
(Telephone number, including area code, of agent for service)

                With a copy to:
             Leonard R. Glass, Esq.
  Cole, Schotz, Meisel, Forman & Leonard, P.A.
                 25 Main Street
          Hackensack, New Jersey 07602

         C A L C U L A T I O N   O F   R E G I S T R A T I O N   F E E
============================================================================================
                                        Proposed Maximum  Proposed Maximum    Amount of
Title of Securities    Amount to be     Offering Price    Aggregate           Registration
to be Registered (1)   Registered       Per Security (2)  Offering Price(2)   Fee
--------------------------------------------------------------------------------------------
Common Stock, $.01     750,000 shares       $6.50          $4,875,000         $1,681.03
par value

Total                  750,000 shares       $6.50          $4,875,000         $1,681.03
============================================================================================

(1) This Registration Statement also covers any additional shares that may hereafter become issuable as a result of the operation of the anti-dilution provisions of the CTC Communications Corp. 1996 Stock Option Plan.

(2) Determined in accordance with Rule 457(h), the registration fee is based on the average of the high and low prices reported on the Nasdaq National Market on December 4, 1996.

/TABLE

                             PART II
       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents as filed with the Securities and Exchange Commission (the "Commission") by CTC Communications
Corp. (the "Company") are hereby incorporated by reference in this Registration Statement.

     a. Annual Report of the Company on Form 10-K for the fiscal year ended March 31, 1996.

     b.1 Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1996.

     b.2 Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1996.

     c. The description of the Company's Common Stock, $.01 par value per share, as set forth under the description "Class 1 Common Stock" in the Company's Registration Statement on Form S-18 [Reg. No. 2-96419-B] as filed with the Commission and declared effective on May 13, 1985.

     All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     The validity of the shares of Common Stock being registered hereunder has been passed upon for the Company by Cole, Schotz, Meisel, Forman & Leonard, P.A. Attorneys in such law firm beneficially own less than one (1%) percent of the issued and outstanding shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.

     Article 6(e) of the Restated Articles of Organization of the Company provides that no director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Sections 61 and 62 of Chapter 156B of the Massachusetts General Laws or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Company or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or knowing violation of law, or (iv) shall have derived an improper personal benefit.

     Article IV of the bylaws of the Company provides for the indemnification of directors and officers of the Company, as well as others serving at the Company's request in such capacity for another entity, against all expenses and liabilities reasonably incurred while serving in such capacity; except that no indemnification may be afforded in instances where the individual is adjudged not to have acted in good faith in the reasonable belief that such action was in the best interests of the Company.

Indemnification may be afforded in connection with the settlement of an action but only in accordance with a Board resolution and if the Company has received an opinion of counsel that such settlement is in the best interest of the Company and that such individual appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.

     The Company is authorized pursuant to Section 67 of Chapter 156B of the Massachusetts General Laws to purchase and maintain insurance on behalf of directors, officers, employees, and agents, as well as others serving at the Company's request in such capacity for another entity, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such directors, officers, employees, or agents against such liability under the Massachusetts Business Corporation Law. The Company has purchased such insurance for its officers and directors.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

   4.1   CTC Communications Corp. 1996 Stock Option Plan.

   5. Opinion of Cole, Schotz, Meisel, Forman & Leonard, P.A., as to the legality of the shares being registered.

   23.1  Consent of Cole, Schotz, Meisel, Forman & Leonard, P.A.
         (included in Exhibit 5 to this Registration Statement).

   23.2  Consent of Ernst & Young LLP.

   24.1  Power of Attorney (contained on page II-6 hereof).

9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant, CTC Communications Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 10th day of December, 1996.

                            CTC Communications Corp.
                                 Registrant


                            By:    /s/ Robert J. Fabbricatore
                            ------------------------------------
                            Robert J. Fabbricatore, Chairman of
                            the Board and Chief Executive Officer

                        POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert J. Fabbricatore and John D. Pittenger or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                      Date
----------                       ------------------           ---------
/s/ Robert J. Fabbricatore      Chairman of the Board       December 10, 1996
--------------------------      and Chief Executive
Robert J. Fabbricatore          Officer, Director

/s/ John D. Pittenger           Chief Financial Officer     December 10, 1996
-------------------------       and Principal
John D. Pittenger               Accounting Officer

/s/ Philip J. Richer
-------------------------       Director                    December 10, 1996
Philip J. Richer

/s/ Richard J. Santagati
-------------------------       Director                    December 10, 1996
Richard J. Santagati

/s/ J. Richard Murphy
-------------------------       Director                    December 10, 1996
J. Richard Murphy

/s/ Henry Hermann
--------------------------      Director                    December 10, 1996
Henry Hermann


                          EXHIBIT INDEX

Exhibit No.    Description
4.1            CTC Communications Corp. 1996 Stock Option Plan.

5.             Opinion of Cole, Schotz, Meisel, Forman & Leonard,
               P.A. as to the legality of the shares being registered.

23.1           Consent of Cole, Schotz, Meisel, Forman & Leonard,
               P.A. (included in Exhibit 5 to this Registration
               Statement).

23.2           Consent of Ernst & Young LLP.

24.1           Power of Attorney (contained on page II-6 hereof).